SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report: June 29, 2011

CORINTHIAN COLLEGES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25283	33-0717312
(State or other jurisdiction of Incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

(714) 427-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2011, Corinthian Colleges, Inc. (the “Company”) entered into a loan origination agreement and related documents with ASFG, LLC (“ASFG”) for the purpose of creating a new private education discount loan program for the Company’s students. Under the loan origination agreement, ASFG intends to fund approximately $450 million in new student loans over the next two years. Under this education loan program, an unaffiliated lender will make private education loans to eligible students and, subsequently, sell those loans to ASFG or its designee.

Historically, the Company has developed loan programs with third parties for its students who otherwise would not qualify for loans. These loan programs required that we pay a discount fee to the origination and servicing providers of the loans as a reserve against future defaults on these loans. The Company has historically referred to these types of loans as “discount loans,” since it incurred a portion of the default risk related to these student loans by taking a discount on the disbursement. This ASFG loan program has characteristics similar to our previous “discount loan” programs. As with our previous discount loan program, under this ASFG program we pay a discount to ASFG for any loans purchased by ASFG and record the discount as a reduction to revenue. However, unlike our previous discount loan programs, under our new discount program we have no right or obligation to acquire the related loan upon origination. Pursuant to a backup loan purchase agreement entered into in connection with the loan origination agreement, the Company will be obligated to purchase any of the student loans on which no payment has been made for over 90 days. Under this backup loan purchase agreement, the Company’s maximum obligation (including the initial discount payment) could be equal to the face amount of loans originated under this loan program, although the Company expects its ultimate risk under this loan program to be substantially similar to the risks it faces under its existing discount loan program.

Under the loan origination agreement, the Company is required to pay certain discount, transaction, management, origination and default aversion and other ancillary fees to ASFG of approximately $17-19 million per year, which is incrementally $10-12 million higher per year than the fees payable under the Company’s existing loan program. The loan origination agreement contains standard representations, warranties and covenants made by each party, as well as limited termination rights and customary events of default.

Item 8.01	Other Events.

On June 29, 2011, the Company sold to ASFG, on a non-recourse basis, a portfolio of student loans for approximately $24 million, with no material gain or loss on the sale of these loans. However, the Company will incur a one-time impairment charge of approximately $7 million due to the write off of other receivables and liabilities associated to these loans, primarily related to imputed interest on these loans. The imputed interest arose due to an interest-free period during the in-school portion of the loan terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORINTHIAN COLLEGES, INC.

June 30, 2011	/s/ Kenneth S. Ord
Kenneth S. Ord
Executive Vice President, Chief Financial Officer and Chief Administrative Officer